RF INDUSTRIES, LTD.	For Immediate Release
RF Connectors/Aviel/Worswick/Neulink/Bioconnect

Investor Contact: Neil Berkman Associates (310) 277 - 5162 info@berkmanassociates.com	Company Contact: Howard F. Hill President/CEO (858) 549-6340

RF Industries Appoints James Doss
Acting Chief Financial Officer

SAN DIEGO, CA, February 8, 2007 . . . RF INDUSTRIES, LTD, (NASDAQ:RFIL) today announced that it has appointed James Doss as acting Chief Financial Officer.

Howard Hill, RFI's Chief Executive Officer, said, "Since joining RFI a year ago, Jim has demonstrated the ability to take control of RFI's accounting needs and provide guidance for Sarbanes-Oxley compliance requirements. He has earned this promotion."

Doss, 38, was most recently a private consultant to a number of Software and High-Tech companies, providing Sarbanes-Oxley compliance and general accounting support. Previously, he was Director of Finance for San Diego-based HomeRelay Communications, Inc., an Internet Service Provider (ISP). From 1996 to 2000, Doss was Controller for CliniComp, International, a San Diego medical software developer and hardware manufacturer of hospital critical care units. In 1995 Doss joined Denver-based Merrick & Company as Senior Staff Accountant.

Doss received his B.S. in Finance and Economics from San Diego State University in 1993 and completed graduate and advanced financial management studies, receiving his MBA from San Diego State University in 2005.

Doss succeeds Victor Powers, RFI's former CFO, who on July 21, 2006, converted his position with the Company into a part-time position under which he served as CFO and Assistant Corporate Secretary on a consulting contractual basis.

About RF Industries

RFI's RF Connectors and Cable Assembly division designs and distributes radio frequency (RF) coaxial connectors and cable assemblies used for Wi-Fi, PCS, radio, test instruments, computer networks and antenna devices. Aviel Electronics provides custom microwave and RF Connector solutions to aerospace, OEM and Government agencies. Worswick provides coaxial connectors and cable assemblies primarily to retail and local multi-media and communications systems customers. Neulink designs and markets wireless digital data transmission products for industrial monitoring, wide area networks, GPS tracking and locations systems. RFI's Bioconnect operation designs, manufactures and distributes specialized electrical cabling and interconnect products to the medical monitoring market.

The statements contained in this release which are not historical facts may be deemed to contain forward-looking statements with respect to events, the occurrence of which involve risks and uncertainties, including, without limitation, uncertainties detailed in the Company's Securities and Exchange Commission filings.